As filed with the Securities and Exchange Commission on February 6, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TARONIS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0250418
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11885 44th Street North

Clearwater, Florida 33762

(727) 934-3448

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

MagneGas Corporation Amended and Restated 2014 Equity Incentive Award Plan

(Full Title of the Plan)

Scott Mahoney

Chief Executive Officer

11885 44th Street North

Clearwater, Florida

(727) 934-3448

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filed”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[X]	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	3,827,083	$2.60	$9,950,415.80	$1,205.99

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Amended and Restated 2014 Equity Incentive Award Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, on the average of the high and low prices for the shares of Common Stock market as reported on the Nasdaq Capital Market on February 6, 2019.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act.

Part II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

In this Registration Statement, Taronis Technologies, Inc., is sometimes referred to as “Registrant,” “we,” “us” or “our.”

On January 30, 2019, we filed a Certificate of Amendment to our Certificate of Incorporation effecting a 1:20 reverse split of our common stock and treasury stock. The balance of shares available on our Amended and Restated 2014 Equity Incentive Award plan were not affected by the reverse split.

On January 31, 2019, we filed a Certificate of Amendment to our Certificate of Incorporation and change our name from “MagneGas Applied Technology Solutions, Inc.” to “Taronis Technologies, Inc.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 16, 2018.

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 15, 2018.

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 14, 2018.

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on November 14, 2018.

●	Our Current Reports on Form 8-K and Form 8-K/A, filed with the SEC on January 4, 2018, January 17, 2018, January 23, 2018, February 6, 2018 (two on this date), February 14, 2018, February 16, 2018, February 21, 2018 (two on this date), February 27, 2018, March 1, 2018, March 7, 2018, March 8, 2018 (Film No. 18676499 only), March 15, 2018, March 16, 2018, March 19, 2018, March 20, 2018, March 22, 2018, March 26, 2018, April 2, 2018, April 4, 2018, April 9, 2018, April 16, 2018, April 17, 2018 (Film No.’s 18757522 and 18759463 only), April 24, 2018, May 2, 2018, May 9, 2018, May 10, 2018, May 11, 2018, May 23, 2018, June 4, 2018, June 5, 2018, June 12, 2018, June 14, 2018, June 18, 2018, June 20, 2018, June 28, 2018, July 2, 2018, July 5, 2018, July 30, 2018, August 9, 2018, August 20, 2018, August 29, 2018, August 31, 2018, September 4, 2018 (two on this date), September 13, 2018, September 17, 2018, September 19, 2018, October 1, 2018, October 4, 2018, October 9, 2018, October 11, 2018, October 17, 2018, October 22, 2018, October 23, 2018, October 26, 2018, October 29, 2018, November 1, 2018, November 6, 2018 (two on this date), November 7, 2018 (two on this date), November 8, 2018 (two on this date), November 13, 2018, November 20, 2018, November 27, 2018, November 28, 2018, December 3, 2018, December 6, 2018, December 12, 2018, December 13, 2018 (two on this date), December 18, 2018, January 11, 2019 (two on this date), January 15, 2019, January 18, 2019, January 24, 2019, January 28, 2019, January 31, 2019, February 4, 2019 and February 5, 2019 (in each case, except for information contained therein which is furnished rather than filed).

●	Our definitive information statement on Schedule 14C filed with the SEC on January 29, 2018.

●	Our definitive information statement on Schedule 14C filed with the SEC on July 10, 2018.

●	Our definitive information statement on Schedule 14C filed with the SEC on September 10, 2018.

●	Our definitive proxy statement on Schedule 14A filed with the SEC on November 7, 2018.

●	Our definitive information statement on Schedule 14C filed with the SEC on November 13, 2018.

●	The description of our Common Stock contained in our registration statement on S-1 (File No. 333-181775) filed with the SEC on May 30, 2012, as subsequently amended.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference, unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law (the “DGCL”), we have adopted provisions in our amended and restated certificate of incorporation that limit or eliminate the personal liability of our directors for a breach of their fiduciary duties of care as directors. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such person against the expenses which such officer or directors has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against and incurred by such person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

We maintain a general liability insurance policy that covers liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on February 6, 2019.

/s/Scott Mahoney
By:	Scott Mahoney
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Scott Mahoney, jointly and severally, his attorneys-in-fact, each with the full power of substitution, for him in any and all capacities, to sign this registration statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert L. Dingess	Chairman of the Board	February 6, 2019
Robert L. Dingess

/s/ Ermanno Santilli	Director	February 6, 2019
Ermanno Santilli

/s/ Scott Mahoney	Chief Executive Officer and Director	February 6, 2019
Scott Mahoney	(principal executive officer)

/s/ Kevin Pollack	Director	February 6, 2019
Kevin Pollack

/s/ William W. Staunton III	Director	February 6, 2019
William W. Staunton III

EXHIBIT INDEX

Exhibit		Incorporated by Reference			Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
3.1	Amended and Restated Certificate of Incorporation of MagneGas Corporation	8-K	3.1	06/19/2017
3.2	Certificate of Designations for Series C Convertible Preferred Stock of MagneGas Corporation	8-K	3.2	06/19/2017
3.3	Certificate of Designations for Series D Convertible Preferred Stock of MagneGas Corporation	8-K	3.1	07/27/2017
3.4	Bylaws of MagneGas Corporation	10SB	3.2	04/03/2006
3.5	Amendment No. 1 to Bylaws of MagneGas Corporation	8-K	3.1	09/29/2016
3.6	Certificate of Designations for Series E Convertible Preferred Stock of MagneGas Corporation	8-K	3.1	09/21/2017
4.1	Form of Common Stock Certificate.	S-3	4.16	05/17/2013
5.1	Opinion of Legal Counsel				X
23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm.				X
24.1	Power of Attorney (included on the signature page hereto).				X
99.1	MagneGas Corporation Amended and Restated 2014 Equity Incentive Award Plan and form of option agreement thereunder.	S-8	99.1	04/19/2018